Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS FIRST QUARTER EARNINGS PER COMMON SHARE OF $3.92 AND INCREASES THE QUARTERLY DIVIDEND TO $0.46 PER COMMON SHARE

NEW YORK, April 17, 2012 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $9.95 billion and net earnings of $2.11 billion for the first quarter ended March 31, 2012. Diluted earnings per common share were $3.92 compared with $1.56 (1) for the first quarter of 2011 and $1.84 for the fourth quarter of 2011. Annualized return on average common shareholders’ equity (ROE) (2) was 12.2% for the first quarter of 2012.

Highlights

•	Goldman Sachs continued its leadership in investment banking, ranking first in worldwide announced mergers and acquisitions for the year-to-date. (3)

•	Fixed Income, Currency and Commodities Client Execution generated net revenues of $3.46 billion, reflecting improved activity levels across most major businesses.

•	Book value per common share and tangible book value per common share (4) both increased approximately 3% during the quarter to $134.48 and $123.94, respectively.

•

The firm continues to manage its liquidity and capital conservatively. The firm’s global core excess liquidity (5) was $171 billion as of March 31, 2012. In addition, the firm’s Tier 1 capital ratio under Basel 1 (6) was 14.7% and the firm’s Tier 1 common ratio under Basel 1 (7) was 12.9% as of March 31, 2012, up from 13.8% and 12.1%, respectively, as of the end of 2011.

“We are pleased with the firm’s solid performance for the quarter,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Stronger global markets, together with the firm’s deep and broad client franchise, drove improved results across most of our businesses. Because client activity remains relatively low in certain areas, especially in parts of Investment Banking, we believe that our mix of businesses gives the firm significant room for revenue growth as economic and market conditions continue to improve.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.15 billion, 9% lower than the first quarter of 2011 and 35% higher than the fourth quarter of 2011. Net revenues in Financial Advisory were $489 million, 37% higher than the first quarter of 2011. Net revenues in the firm’s Underwriting business were $665 million, 27% lower than the first quarter of 2011. Net revenues in equity underwriting were significantly lower than the first quarter of 2011, primarily reflecting a decline in industry-wide activity. Net revenues in debt underwriting were lower compared with a strong first quarter of 2011, primarily reflecting a decline in leveraged finance activity. The firm’s investment banking transaction backlog was essentially unchanged compared with the end of 2011. (8)

Institutional Client Services

Net revenues in Institutional Client Services were $5.71 billion, 14% lower than the first quarter of 2011 and 87% higher than the fourth quarter of 2011.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $3.46 billion, 20% lower than a solid first quarter of 2011, as higher net revenues in interest rate products were more than offset by lower net revenues in the other major businesses. During the first quarter of 2012, Fixed Income, Currency and Commodities Client Execution operated in an environment generally characterized by tighter credit spreads and improved activity levels compared with the fourth quarter of 2011.

Net revenues in Equities were $2.25 billion, 3% lower than the first quarter of 2011, as higher net revenues in equities client execution, reflecting an increase in derivatives, were more than offset by lower commissions and fees, consistent with lower market volumes. Securities services net revenues were essentially unchanged compared with the first quarter of 2011. During the first quarter of 2012, Equities operated in an environment generally characterized by an increase in global equity prices and lower volatility levels compared with the fourth quarter of 2011.

The net loss attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was approximately $225 million for the first quarter of 2012.

Investing & Lending

Net revenues in Investing & Lending were $1.91 billion for the first quarter of 2012. An increase in global equity prices and tighter credit spreads contributed to positive results in Investing & Lending. Results for the first quarter of 2012 included a gain of $169 million from the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC), net gains of $891 million from other investments in equities (with public and private equities each contributing approximately one-half of the net gains), net gains and net interest of $585 million from debt securities and loans, and other net revenues of $266 million, principally related to the firm’s consolidated entities held for investment purposes.

Investment Management

Net revenues in Investment Management were $1.18 billion, 8% lower than the first quarter of 2011 and 7% lower than the fourth quarter of 2011. The decrease in net revenues compared with the first quarter of 2011 was primarily due to lower management and other fees and lower transaction revenues. During the quarter, assets under management decreased $4 billion to $824 billion, reflecting net outflows of $26 billion, including net outflows in money market assets and, to a lesser extent, equity and alternative investment assets. This decrease was partially offset by net market appreciation of $22 billion, primarily in equity and fixed income assets.

Expenses

Operating expenses were $6.77 billion, 14% lower than the first quarter of 2011 and 41% higher than the fourth quarter of 2011.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $4.38 billion for the first quarter of 2012, a 16% decline compared with the first quarter of 2011. The ratio of compensation and benefits to net revenues for the first quarter of 2012 was 44.0%. Total staff (9) decreased 3% compared with the end of 2011.

Non-Compensation Expenses

Non-compensation expenses were $2.39 billion, 9% lower than the first quarter of 2011 and 8% lower than the fourth quarter of 2011. The decrease compared with the first quarter of 2011 reflected lower impairment charges, lower market development expenses, principally reflecting the impact of expense reduction initiatives, lower occupancy expenses and lower brokerage, clearing, exchange and distribution fees. These decreases were partially offset by increased reserves related to the firm’s insurance business. The first quarter of 2012 included impairment charges related to consolidated investments of $116 million and net provisions for litigation and regulatory proceedings of $59 million.

Provision for Taxes

The effective income tax rate for the first quarter of 2012 was 33.7%, up from 28.0% for 2011. The increase in the effective income tax rate was primarily due to the earnings mix and a decrease in the impact of permanent benefits.

Capital

As of March 31, 2012, total capital was $243.25 billion, consisting of $71.66 billion in total shareholders’ equity (common shareholders’ equity of $68.56 billion and preferred stock of $3.10 billion) and $171.59 billion in unsecured long-term borrowings. Book value per common share was $134.48 and tangible book value per common share (4) was $123.94, both approximately 3% higher compared with the end of 2011. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 509.8 million at period end.

During the quarter, the firm repurchased 3.3 million shares of its common stock at an average cost per share of $111.28, for a total cost of $362 million. The remaining share authorization under the firm’s existing repurchase program is 60.3 million shares. (10)

Under the regulatory capital guidelines currently applicable to bank holding companies (Basel 1), the firm’s Tier 1 capital ratio (6) was 14.7% and the firm’s Tier 1 common ratio (7) was 12.9% as of March 31, 2012, up from 13.8% and 12.1%, respectively, as of the end of 2011.

Other Balance Sheet and Liquidity Metrics

•	Total assets ( [1]1) were $951 billion as of March 31, 2012, compared with $923 billion as of December 31, 2011.

•	Level 3 assets ( [1]1) were $48 billion as of March 31, 2012, essentially unchanged compared with December 31, 2011 and represented 5.0% of total assets.

•

The firm’s global core excess liquidity (5) was $171 billion as of March 31, 2012 and averaged $167 billion for the first quarter of 2012, unchanged compared with the average for the fourth quarter of 2011.

Dividends

The Board of Directors of The Goldman Sachs Group, Inc. increased the firm’s quarterly dividend to $0.46 per common share from $0.35 per common share. The dividend will be paid on June 28, 2012 to common shareholders of record on May 31, 2012. The firm declared dividends of $234.38, $387.50, $250.00 and $250.00 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on May 10, 2012 to preferred shareholders of record on April 25, 2012.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2011.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2011.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (U.S. domestic) or 1-404-537-3406 (international) passcode number 57180378, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2011
Investment Banking
Financial Advisory	$489	$470	$357	4%	37%

Equity underwriting	255	191	426	34	(40)
Debt underwriting	410	196	486	109	(16)

Total Underwriting	665	387	912	72	(27)

Total Investment Banking	1,154	857	1,269	35	(9)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	3,458	1,363	4,325	154	(20)

Equities client execution	1,050	526	979	100	7
Commissions and fees	834	782	971	7	(14)
Securities services	367	385	372	(5)	(1)

Total Equities	2,251	1,693	2,322	33	(3)

Total Institutional Client Services	5,709	3,056	6,647	87	(14)

Investing & Lending
ICBC	169	388	316	(56)	(47)
Equity securities (excluding ICBC)	891	384	1,054	132	(15)
Debt securities and loans	585	(221)	1,024	N.M.	(43)
Other (12)	266	321	311	(17)	(14)

Total Investing & Lending	1,911	872	2,705	119	(29)

Investment Management
Management and other fees	1,003	1,016	1,048	(1)	(4)
Incentive fees	58	141	74	(59)	(22)
Transaction revenues	114	107	151	7	(25)

Total Investment Management	1,175	1,264	1,273	(7)	(8)

Total net revenues	$9,949	$6,049	$11,894	64	(16)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2011
Revenues
Investment banking	$1,160	$863	$1,269	34%	(9)%
Investment management	1,105	1,196	1,174	(8)	(6)
Commissions and fees	860	804	1,019	7	(16)
Market making	3,905	1,289	4,462	N.M.	(12)
Other principal transactions	1,938	832	2,612	133	(26)

Total non-interest revenues	8,968	4,984	10,536	80	(15)

Interest income	2,833	3,032	3,107	(7)	(9)
Interest expense	1,852	1,967	1,749	(6)	6

Net interest income	981	1,065	1,358	(8)	(28)

Net revenues, including net interest income	9,949	6,049	11,894	64	(16)

Operating expenses
Compensation and benefits	4,378	2,208	5,233	98	(16)

Brokerage, clearing, exchange and distribution fees	567	560	620	1	(9)
Market development	117	138	179	(15)	(35)
Communications and technology	196	211	198	(7)	(1)
Depreciation and amortization	433	514	590	(16)	(27)
Occupancy	212	249	267	(15)	(21)
Professional fees	234	243	233	(4)	-
Insurance reserves	157	127	88	24	78
Other expenses	474	552	446	(14)	6

Total non-compensation expenses	2,390	2,594	2,621	(8)	(9)

Total operating expenses	6,768	4,802	7,854	41	(14)

Pre-tax earnings	3,181	1,247	4,040	155	(21)
Provision for taxes	1,072	234	1,305	N.M.	(18)

Net earnings	2,109	1,013	2,735	108	(23)

Preferred stock dividends	35	35	1,827	-	(98)

Net earnings applicable to common shareholders	$2,074	$978	$908	112	128

Earnings per common share
Basic (13)	$4.05	$1.91	$1.66	112%	144%
Diluted	3.92	1.84	1.56	113	151

Average common shares outstanding
Basic	510.8	508.0	540.6	1	(6)
Diluted	529.2	531.8	583.0	-	(9)

Selected Data
Total staff at period end (9)	32,400	33,300	35,400	(3)	(8)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (14) $ in millions
	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Risk Categories
Interest rates	$90	$123	$87
Equity prices	29	23	49
Currency rates	15	21	24
Commodity prices	26	26	37
Diversification effect (15)	(65)	(58)	(84)

Total	$95	$135	$113

Assets Under Management (16) $ in billions

	As of			% Change From
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2011
Asset Class
Alternative investments	$139	$142	$151	(2)%	(8)%
Equity	136	126	150	8	(9)
Fixed income	347	340	338	2	3

Total non-money market assets	622	608	639	2	(3)

Money markets	202	220	201	(8)	-

Total assets under management	$824	$828	$840	-	(2)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Balance, beginning of period	$828	$821	$840

Net inflows / (outflows)
Alternative investments	(4)	(2)	-
Equity	(5)	(7)	-
Fixed income	1	(12)	(5)

Total non-money market net inflows / (outflows)	(8)	(21)	(5)

Money markets	(18)	13	(7)

Total net inflows / (outflows)	(26)	(8)	(12)

Net market appreciation / (depreciation)	22	15	12

Balance, end of period	$824	$828	$840

Footnotes

(1)

Excluding the impact of the preferred dividend of $1.64 billion related to the redemption of the firm’s Series G Preferred Stock (calculated as the difference between the carrying value and the redemption value of the preferred stock), diluted earnings per common share were $4.38 for the first quarter of 2011. Management believes that presenting the firm’s results for the first quarter of 2011 excluding this dividend is meaningful, as it increases the comparability of period-to-period results. Diluted earnings per common share excluding this dividend is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the calculation of diluted earnings per common share excluding the impact of this dividend:

For the

Three Months Ended March 31, 2011
(unaudited, in millions, except per share amount)
Net earnings applicable to common shareholders	$908
Impact of the Series G Preferred Stock dividend	1,643

Net earnings applicable to common shareholders, excluding the impact of the Series G Preferred Stock dividend	$2,551
Divided by: average diluted common shares outstanding	583.0

Diluted earnings per common share, excluding the impact of the Series G Preferred Stock dividend	$4.38

(2)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Three Months Ended March 31, 2012
(unaudited, $ in millions)
Total shareholders’ equity	$70,824
Preferred stock	(3,100)

Common shareholders’ equity	$67,724

(3)	Thomson Reuters — January 1, 2012 through March 31, 2012.

(4)

Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

March 31, 2012
(unaudited, $ in millions)
Total shareholders’ equity	$71,656
Preferred stock	(3,100)

Common shareholders’ equity	68,556
Goodwill and identifiable intangible assets	(5,370)

Tangible common shareholders’ equity	$63,186

(5)

The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash. These amounts represent preliminary estimates as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2012. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2011.

(6)

The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets. The firm’s risk-weighted assets under the Board of Governors of the Federal Reserve System capital adequacy regulations currently applicable to bank holding companies (Basel 1) were approximately $438 billion as of March 31, 2012. This ratio represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2012. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2011.

Footnotes (continued)

(7)

The Tier 1 common ratio equals Tier 1 common capital divided by risk-weighted assets. As of March 31, 2012, Tier 1 common capital was $56.4 billion, consisting of Tier 1 capital of $64.5 billion less preferred stock of $3.1 billion and junior subordinated debt issued to trusts and APEX securities of $5.0 billion. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy and, while not currently a formal regulatory capital ratio, this measure is of increasing importance to regulators. The Tier 1 common ratio is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. This ratio represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2012. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2011.

(8)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(9)	Includes employees, consultants and temporary staff.

(10)

The remaining share authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in “Note 19. Shareholders’ Equity” in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2011, share repurchases require approval by the Board of Governors of the Federal Reserve System.

(11)	This amount represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2012.

(12)	Primarily includes net revenues related to the firm’s consolidated entities held for investment purposes.

(13)

Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01 for the three months ended March 31, 2012 and $0.02 for both the three months ended December 31, 2011 and March 31, 2011.

(14)

VaR is the potential loss in value of the firm’s inventory positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of VaR, see “Market Risk Management” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2011.

(15)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(16)	Assets under management include only client assets where the firm earns a fee for managing assets on a discretionary basis.